Exhibit (d)(4)

EXECUTION

Vista Equity Partners Fund III, L.P.

Vista Equity Partners Fund IV, L.P.

401 Congress Avenue

Suite 3100

Austin, TX 78701

September 28, 2013

Athlaction Holdings, LLC

c/o Vista Equity Partners Fund IV, L.P.

401 Congress Avenue

Suite 3100

Austin, TX 78701

Attention: Brian N. Sheth

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger (as the same may be amended, modified or restated in accordance with the terms thereof, the “Merger Agreement”), dated as of the date hereof, by and among The Active Network, Inc., a Delaware corporation (the “Company”), Athlaction Holdings, LLC, a Delaware limited liability company (“Parent”), and Athlaction Merger Sub, Inc., a Delaware corporation (“Merger Sub”). Capitalized terms used and not otherwise defined in this letter shall have the meanings ascribed to such terms in the Merger Agreement.

1. We are pleased to advise you that each of Vista Equity Partners Fund III, L.P. (“VEP III”) and Vista Equity Partners Fund IV, L.P. (“VEP IV” and together with VEP III, each, a “Fund” and collectively, the “Funds” or “Vista”), on behalf of itself and one or more of its affiliated funds to be designated by it, hereby commits, severally as to itself and conditioned upon (i) the satisfaction, or waiver by Parent and Merger Sub (with the prior written approval of Vista), of all the Offer Conditions as of the Expiration Date, (ii) the contemporaneous funding of the Debt Financing at the Acceptance Time, and (iii) the contemporaneous consummation of the acquisition of the Shares tendered in the Offer at the Acceptance Time, to contribute to Parent, at or prior to the Acceptance Time, in accordance with the terms and subject to the conditions set forth in this letter, directly or indirectly, an amount equal to such party’s Pro Rata Share of $660,000,000.00 (the “Commitment”) in cash in immediately available funds (subject to any reduction in accordance with the terms set forth in the immediately following sentence), it being understood and agreed that Vista shall not, under any circumstances, be obligated under this agreement to (or be obligated to cause any other Person to) contribute to, purchase equity from or otherwise provide funds to Parent (or any other Person in respect of the transactions contemplated by the Merger Agreement) in an amount in excess of the Commitment. For the avoidance of doubt, the obligation of VEP III to fund a portion of the Commitment hereunder shall not exceed $120,000,000.00 and the obligation of VEP IV to fund a portion of the Commitment hereunder shall not exceed $540,000,000.00. The “Pro Rata Share” of each of VEP III and VEP IV hereunder shall mean 18.2% and 81.8%, respectively. The amount of the Commitment may be reduced by Parent (and the corresponding obligations of each of VEP III

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and VEP IV shall be correspondingly reduced by their respective Pro Rata Share of the following amounts) only in an amount specified by Parent solely to the extent it will be possible, notwithstanding such reduction, for Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement in accordance with the terms thereof, including being reduced on a dollar-for-dollar basis by the amount of any additional third-party financing obtained by Parent or any of its Affiliates at or prior to the Acceptance Time (excluding any amounts committed under the Debt Commitment Letter); provided, however, that the Commitment shall not be reduced pursuant to this sentence unless and until the transactions contemplated by the Merger Agreement have been consummated.

2. The Commitment is solely for the benefit of Parent and the Company and is not intended (expressly or impliedly) to confer any benefits on, or create any rights in favor of, any other Person. Nothing set forth in this letter contains or gives, or shall be construed to contain or to give, any Person (other than Vista, Parent and the Company), including any Person acting in a representative capacity, any remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the commitments set forth herein, nor shall anything in this letter be construed, to confer any rights, legal or equitable, in any Person other than Vista, Parent and the Company. Without limiting the foregoing, none of creditors of Vista, Parent, Merger Sub or any of their Affiliates shall have any direct or indirect right to enforce this letter or to cause Parent to enforce this letter.

3. Each Fund’s obligation to fund the Commitment will terminate and expire on the earliest to occur of (i) the Effective Time, (ii) the valid termination of the Merger Agreement in accordance with the terms thereof, (iii) the date as of which Vista or its assigns funds an amount equal to the Commitment hereunder, or (iv) the date on which any claim is brought under, or Legal Proceeding is initiated against Vista or any Affiliate thereof in connection with, this letter other than Equity Funding Claims (as defined in the Guarantee) (such earliest date, the “Commitment Expiration Date”); provided that neither VEP III nor VEP IV will be liable for a breach of its obligation under paragraph 1 of this letter unless Parent is liable for a breach of the Merger Agreement; provided, further, that to seek recovery from any Fund for any breach of this letter, litigation must be commenced against such Fund with respect thereto in a court of competent jurisdiction no later than thirty days following the Commitment Expiration Date. From and after the Commitment Expiration Date, no Fund and no Non-Recourse Parent Party (as defined below) shall have any liability or obligation to any Person hereunder, other than in connection with any litigation commenced in accordance with the immediately preceding sentence.

4. This letter shall inure to the benefit of and be binding upon Parent and Vista. Vista acknowledges that the Company is an express third party beneficiary hereof, entitled to specifically enforce the obligations of Vista against Vista to the full extent hereof in connection with the Company’s exercise of its rights under Section 8.7 of the Merger Agreement (subject to the limitations set forth therein) and, in connection therewith, the Company has the right to seek an injunction, or other appropriate form of specific performance or equitable relief, to cause

September 28, 2013

Parent and Merger Sub to cause, or to directly cause, Vista to fund, directly or indirectly, the Commitment as, and only to the extent permitted by, this letter, in each case, when all of the conditions to funding the Commitment set forth herein have been satisfied and as otherwise contemplated by the exercise of the Company’s rights under Section 8.7 of the Merger Agreement, and the Company shall have no other rights or remedies hereunder. Vista accordingly agrees, subject in all respects to Section 8.7 of the Merger Agreement, not to oppose the granting of an injunction, specific performance or other equitable relief on the basis that the Company has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Vista further agrees that the Company shall not be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms of Section 8.7 of the Merger Agreement. Except for the rights of the Company set forth in the second sentence of this paragraph, nothing in this letter, express or implied, is intended to confer upon any Person other than Parent, Vista and the Company any rights or remedies under, or by reason of, or any rights to enforce or cause Parent to enforce, the Commitment or any provisions of this letter or to confer upon any Person any rights or remedies against any Person other than Vista (but only at the direction of Vista as contemplated hereby) under or by reason of this letter. Without limiting the foregoing, no Person other than Parent or the Company (but in the case of the Company, only on the terms, and subject to the limitations, set forth in this paragraph and Section 8.7 of the Merger Agreement) shall have any right to specifically enforce this letter or to cause Parent to enforce this letter.

5. Each of VEP III and VEP IV reserves the right, prior to or after execution of definitive documentation for the financing transactions contemplated hereby, to assign any portion of the Commitment to one or more of its Affiliates, financing sources or other investors, and upon the Effective Time, the assigning Fund shall have no further obligation to Parent (or any other person) with respect thereto. Notwithstanding the foregoing, Vista acknowledges and agrees that, except to the extent otherwise agreed in writing by the Company, any such assignment shall not relieve Vista of its obligation to invest the full amount of the Commitment. The rights of Parent and the Company under or in connection with this letter may not be assigned in any manner without Vista’s prior written consent, and any attempted assignment in violation of this provision shall be null and void and shall render the Commitment of no further force or effect.

6. Concurrently with the execution and delivery of this letter, each of VEP III and VEP IV is executing and delivering to the Company a Guarantee, dated as of the date hereof (the “Guarantee”), in favor of the Company in respect of Parent’s and Merger Sub’s obligations under the Merger Agreement, including Parent’s obligation to pay the Parent Termination Fee and its other payment obligations under the Merger Agreement (including the reimbursement and indemnification obligations of Parent under Section 5.14(c), Section 5.14(d) and Section 7.3(k) thereof), including any such payment obligation arising out of or in connection with a breach thereof, in each case pursuant to the terms and conditions of, and subject to the limitations of, the Merger Agreement and the Guarantee. Except in the case of Fraud, the Company’s remedies against Vista under the Guarantee, the Company’s rights to specific performance under this letter

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and the Company’s remedies against Parent and Merger Sub under the Merger Agreement and/or the Confidentiality Agreement shall be, and are intended to be, the sole and exclusive direct or indirect rights of and remedies available to the Company or any of its Affiliates against (i) either Fund, Parent or Merger Sub and (ii) any former, current and future equity holders, controlling persons, directors, officers, employees, agents, advisors, Affiliates, members, managers, general or limited partners or assignees of either Fund, Parent or Merger Sub or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent, advisor or assignee of any of the foregoing (other than Parent and Merger Sub to the extent provided in the Merger Agreement) (those persons and entities described in clause (ii), excluding Parent and Merger Sub, each being referred to as a “Non-Recourse Parent Party”) in respect of any liabilities or obligations arising under, or in connection with, this letter or the Merger Agreement or any of the transactions contemplated hereby or thereby, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not Parent’s or Merger Sub’s breach is caused by any Fund’s breach of its obligations under this letter. Notwithstanding anything to the contrary set forth in this paragraph or in the Guarantee, the Company, as the express third party beneficiary hereunder on the terms, and subject to the conditions, set forth in the fourth paragraph of this letter, may cause Parent and Merger Sub to, or to directly, cause the Commitment to be funded as, and only to the extent, permitted by the exercise of the Company’s rights under Section 8.7 of the Merger Agreement or on the terms, and subject to the conditions, set forth in the paragraphs 1 and 3 of this letter. Notwithstanding anything to the contrary contained herein or in the Guarantee, under no circumstance shall the Company be permitted or entitled to receive both a grant of specific performance of Vista’s obligations hereunder and payment of the Parent Termination Fee.

7. Notwithstanding anything that may be expressed or implied in this letter or any document or instrument delivered in connection herewith, and notwithstanding the fact that each of VEP III and VEP IV is a partnership, Parent covenants, agrees and acknowledges that no Person other than a Fund shall have any obligation hereunder and that no recourse hereunder or under any documents or instruments delivered in connection herewith or therewith shall be had against, and no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Parent Party for any obligations of such Fund under this letter or for any claim based on, in respect of or by reason of any such obligations, through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any Non-Recourse Parent Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise. Under no circumstances shall any Fund be liable to the Company or any other Person pursuant to this letter for consequential, punitive, exemplary, multiple, special or similar damages, or for lost profits.

8. This letter, the Merger Agreement and the Guarantee reflects the entire understanding of the parties hereto with respect to the subject matter hereof and shall not be contradicted or qualified by any other, and supersedes each other, agreement, oral or written, before the date hereof. This letter may not be waived, amended or modified except by an

September 28, 2013

instrument in writing signed by each of the parties hereto. Notwithstanding anything to the contrary set forth herein, neither this letter nor the Commitment shall be effective unless and until there has been an execution and delivery of the Merger Agreement by each of the parties thereto.

9. Notwithstanding anything that may be expressed or implied in this letter, each of Parent and the Company, by its acceptance, directly or indirectly, of the benefits of this letter, covenants, agrees and acknowledges that no Person other than the undersigned shall have any obligation hereunder and that no recourse hereunder, under the Merger Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, direct or indirect stockholder, Affiliate or assignee (other than a permitted assignee of the Commitment hereunder) of the undersigned (and to the extent a portion of the Commitment is assigned to one or more permitted assignees, such permitted assignees) or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, controlling person, representative or assignee (other than a permitted assignee of the Commitment hereunder) of any of the foregoing (but excluding Vista, Parent and Merger Sub) (each, a “Related Person”), whether by or through attempted piercing of the corporate veil, or by or through a claim by or on behalf of the Company against any Related Person, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Person in connection with this letter, the Merger Agreement or any documents or instrument delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligations or their creation.

10. This letter shall be treated as confidential and is being provided to Parent and the Company solely in connection with their execution of the Merger Agreement. This letter may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the undersigned or as required by applicable Legal Requirements. Without limiting the foregoing, the Company may disclose this letter to the extent required by the applicable rules of any national securities exchange or required (or requested by the SEC) in connection with any SEC filings relating to the Merger.

11. This letter and any action (whether at law, in contract or in tort) that may be directly or indirectly based upon, relating to arising out of this letter, or the negotiation, execution or performance hereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to paragraph 12 below, in any action or proceeding arising out of or relating to the Commitment, this letter or any of the transactions contemplated by this letter: (a) each of the parties hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter

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jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this paragraph 11 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto); and (b) each of the parties hereto irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which (i) Parent is to receive notice in accordance with Section 8.9 of the Merger Agreement, in the case of service of process against Parent, and (ii) each Guarantor is to receive notice in accordance with Section 12 of the Guarantee, in the case of service of process against Vista. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

12. EACH PARTY TO THIS LETTER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF.

13. Each party to this letter hereby represents and warrants with respect to itself to each other party that: (a) it is duly organized and validly existing under the laws of its jurisdiction of organization, (b) it has all corporate, limited liability company, limited partnership or similar partnership power and authority to execute, deliver and perform this letter, (c) the execution, delivery and performance of this letter by it has been duly and validly authorized and approved by all necessary corporate, limited liability company, limited partnership or similar action, and no other proceedings or actions on its part are necessary therefor, (c) this letter has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, (d) the execution, delivery and performance by it of this letter do not and will not (i) violate its organizational documents, (ii) violate any applicable law or order, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, any contract to which it is a party, in any case, for which the violation, default or right would be reasonably likely to prevent or materially impede, interfere with, hinder or delay the consummation by it of the transactions contemplated by this letter on a timely basis and (e) it has the financial capacity to pay and perform all of its obligations under this letter. In addition, each of VEP III and VEP IV represents and warrants, severally as to itself and not jointly, to Parent that it has uncalled capital commitments equal to or in excess of its Pro Rata Share of the Commitment and its limited partners or other investors have the obligation to fund such capital, and all funds necessary to fulfill its Pro Rata Share of the Commitment under this letter shall be available to it for as long as this letter and the Commitment hereunder shall remain in effect.

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14. Each party acknowledges and agrees that (a) this letter is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this letter nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of Vista under this letter are solely contractual in nature.

15. In consideration of the undersigned’s execution and delivery of this letter, Parent agrees, whether or not the transactions contemplated by the Merger Agreement are consummated, (a) to pay and hold Vista (and its Affiliates, and their respective directors, partners, officers, employees, agents and advisors) harmless from and against any and all liabilities or losses with respect to or arising out of the transactions contemplated by the Merger Agreement (including the Offer and the Merger), this letter, or the execution, delivery, enforcement and performance, or consummation, of the Merger Agreement or any of the other agreements and other transactions referred to herein or in any agreements executed in connection herewith and (b) to pay upon receipt of an invoice the costs and expenses of Vista (including the fees and disbursements of counsel to Vista) arising in connection with the preparation, execution and delivery of this letter. Vista acknowledges and agrees that Parent’s obligations under this paragraph 15 shall be subordinate to and shall not interfere with or reduce the obligations of Parent to fund the equity commitment contemplated by this letter and the Merger Agreement.

16. If any term or other provision of this letter is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this letter shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto; provided, however, that this letter may not be enforced without giving effect to the provisions of paragraph 1 of this letter. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this letter so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

17. This letter may be signed in two or more counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

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If you are in agreement with the terms of this letter, please forward an executed copy of this letter to the undersigned. We appreciate the opportunity to work with you on this transaction.

Yours sincerely,

VISTA EQUITY PARTNERS FUND III, L.P.

By: VISTA EQUITY PARTNERS FUND III GP, LLC
Its: General Partner

By: VEFIIGP, LLC
Its: Senior Managing Member

By:	/s/ Robert Smith
Name:	Robert Smith
Its:	Managing Member

VISTA EQUITY PARTNERS FUND IV, L.P.

By: VISTA EQUITY PARTNERS FUND IV GP, LLC
Its: General Partner

By: VEFIIGP, LLC
Its: Senior Managing Member

By:	/s/ Robert Smith
Name:	Robert Smith
Its:	Managing Member

Accepted and agreed to as of
the date first above written:

ATHLACTION HOLDINGS, LLC

By:	/s/ James M. Ford
	Name:	James M. Ford
	Title:	Chief Executive Officer